Exhibit 99.2

Raw Transcript

07-Aug-2013

Lexington Realty Trust (LXP)

Q2 2013 Earnings Call

Total Pages: 19 Copyright © 2001-2013 FactSet CallStreet, LLC

Lexington Realty Trust (LXP)	Raw Transcript
Q2 2013 Earnings Call	07-Aug-2013

MANAGEMENT DISCUSSION SECTION

Operator: Please stand by. We're about to begin. Good morning and welcome to the Lexington Realty Trust Second Quarter 2013 Earnings Conference Call. At this time, all participants have been placed in a listen-only mode and the floor will be open for your questions following the presentation. Today's conference is being recorded.

It is now my pleasure to turn the floor over to your host, Gabby Reyes, Investor Relations for Lexington Realty Trust. Please go ahead, ma'am.

Gabriela Reyes

Hello, and welcome to the Lexington Realty Trust second quarter conference call. The earnings press release was distributed over the wire this morning, and the release and supplemental disclosure package will be furnished in the Form 8-K. In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. If you did not receive a copy, these documents are available on Lexington's website at www.lxp.com in the Investor Relations section. Additionally, we are hosting a live webcast of today's call, which you can access in the same section.

At this time, we would like to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believes expectations reflected in any forward -looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained.

Factors and risks that could cause actual results to differ materially from those expressed or implied by forward -looking statements are detailed in today's press release and from time -to-time in Lexington's filings with the SEC. Lexington does not undertake a duty to update any forward-looking statements.

Joining me today from management are Will Eglin, Chief Executive Officer; Robert Roskind, Chairman; Rick Rouse, Chief Investment Officer; Patrick Carroll, Chief Financial Officer; and other members of management.

T. Wilson Eglin

Thanks, Gabby, and welcome to everyone and thank you for joining the call today. As always, I'd like to begin by discussing our operating results and accomplishments for the quarter. For the second quarter, our company funds from operations, as adjusted, were $0.25 per share, and we continued executing very well in all areas that impact our business.

The quarter was characterized by strong leasing activity of 2.1 million square feet of renew leases signed leading to an overall portfolio occupancy rate of approximately 97.9% at quarter end. And we completed an additional 2.5 million square feet of leases subsequent to quarter end.

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Lexington Realty Trust (LXP)	Raw Transcript
Q2 2013 Earnings Call	07-Aug-2013

In addition, we had solid execution on the investment front with property investments closed totaling $47.1 million. We funded an additional $7.7 million in our current build -to-suit projects and we placed two new build-to-suit projects under contract for $37 million. We believe our pipeline of similar opportunities remains robust, and we currently expect to fund investments or at least $350 million to $400 million in 2013 at an initial average yields in excess of 7.8%.

We also made further progress on capital recycling trimming $72.8 million of non-core assets from the portfolio. Further, we continue to improve our balance sheet and lower our cost of capital obtaining credit ratings from both Moody's and Standard & Poor's, and successfully completing our first unsecured investment grade rated senior notes offering earlier than planned.

In the quarter we retired $219.4 million of secured debt at a weighted average interest rate of 6.1%. With respect to leasing, we continue to achieve a stronger pace of activity. In the second quarter of 2013, we executed a total of 2.1 million square feet of new leases and lease extensions and of this total, 1.8 million square feet were related to properties including six 10-year leases totaling 783,000 square feet. During the quarter, we had two leases totaling 87,000 square feet which expired and were not renewed. Overall in the quarter, we extended 17 leases with annual GAAP rents of $22 million, which represented a decrease of $400,000 compared to the previous rents.

Looking ahead, we currently have 3.9 million square feet of space subject to leases that expire through 2014 or which are currently vacant. We believe that through the end of next year, we can address roughly half of such expiring or vacant square footage through extensions and dispositions. And overall, we are presently negotiating leases for approximately 2.5 million square feet.

As a result of our leasing activity and new investments, we now generate more than 30% of our revenue from leases of 10 years or longer compared to approximately 17 % a year ago. Over time, our goal continues to be to derive at least half of our revenue from leases 10 years or longer providing additional cash flow visibility. Further, our single-tenant lease rollover through 2017 has been reduced to 31.7 % of revenue from 42.4% at quarter end a year ago. By any measure, we believe we're making good progress in managing down our exposure to shorter term leases and extending our weighted average lease term which was 7.7 years at quarter end compared to 6.5 years last year.

Each of these metrics is an important measure of cash flow stability and we will continue to be focused on further improvement.

Supplementing our leasing and capital markets success, we continue to add value through accretive acquisition of properties subject to long term net leases. We closed on two investments in the second quarter for $47.1 million at an average going-in cap rate of 8.9% and we now have four build-to-suit projects underway and one forward purchase contract for a total commitment of $137.7 million, of which $25.2 million has been invested through June 30, 2013.

The property investments underlying these five projects have an initial yield of 8% and a GAAP yield of 9.4%, and our supplemental reporting package contains an estimated funding schedule for these projects.

The addition to our portfolio of long term leases with escalating rents continues to be a priority for us in order to further strengthen our cash flows, extend our weighted average lease term, reduce the average age of our portfolio and support our dividend growth objectives. Based on our investment pipeline, we continue to anticipate stronger volume compared to last year, although the pace of capital deployment has been a little slower than we expected.

Furthermore, we are already building our pipeline for 2014 and 2015. We believe that this increased investment activity will contribute meaningfully through our company funds from operations in 2014 and beyond.

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Lexington Realty Trust (LXP)	Raw Transcript
Q2 2013 Earnings Call	07-Aug-2013

The opportunities we're currently working on are supported by long-term net leases at going-in cap rates of between 6% and 9%, typically with annual escalations of 2% to 3%. Currently, we expect that build-to-suit will represent the largest allocation of capital for the balance of 2013, but we believe there are also attractive opportunities in sale leaseback transactions, first mortgage lending on single tenant properties and ground lease investments. Our successful asset recycling program has continued to help us drive down our cost of capital and generate proceeds for accretive acquisitions and debt repayments. We continue to look at opportunities to recycle capital with a focus on capturing the value of our multitenant and retail properties.

In the second quarter of 2013, we disposed of $72.8 million of noncore assets, bringing our total for the year to $98 million and we will continue to look at capital recycling opportunities as part of the ongoing effort to further transform our portfolio. The composition of our balance sheet improved dramatically in the quarter and we have included details in our supplemental disclosure package on pages 38 and 39 showing our credit metrics.

In summary, we issued our first tranche of investment grade rate in this using the proceeds to retire debt due to mature in 2013 and 2014, extending our maturities, locking in 10-year fixed rate financing on attractive terms and executing on our stated goal to increase our sources of available capital. These efforts continue to drive down our cost to capital.

In the first six months of 2013, we obtained $354 million of fixed rate financings at a current weighted average interest rate of 3.8% and a weighted average maturity of 9.5 years while reducing our leverage considerably. As a result, we believe the company has substantial financial flexibility at $578 million of availability under its lending facilities. Our weighted average cost of debt has been reduced to under 5% this year and our weighted average maturity has increased to 6.7 years from 5.4 years.

During the quarter, we retired $219.4 million of secured debt which had a weighted average interest rate of 6.1% and we continue to unencumbered assets and reduced our secured debt. Our debt was 38.3% of our gross asset value at quarter end. In addition, at quarter end, $410.6 million of our mortgages mature through 2015 at a weighted average interest rate of 5.4%.

We expect these maturities to be addressed through a combination of additional asset dispositions and refinancing which provide a significant opportunity to further lower our financing costs and unencumbered assets which we expect will improve our cash flow and financial flexibility.

While we continue to unencumbered assets from time to time, we may access the secured financing market when we believe it is advantageous to do so particularly if 15 to 20 year fixed rate financing is available.

In our supplement on pages 38 and 39, we have provided financial disclosure which should of continuing interest to fixed income investors.

Now, I'll turn the call over to Pat, who would take you through our results in more detail.

Patrick Carroll

Thanks, Will. During the quarter, Lexington had gross revenues of $99.4 million, comprised primarily of lease rents and tenant reimbursements. The increase compared to the second quarter of 2012 of $18.6 million relates primarily to acquisitions and build-to-suit projects coming online, the acquisition of the NLS portfolio in the third quarter of 2012 and an increase in occupancy.

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Lexington Realty Trust (LXP)	Raw Transcript
Q2 2013 Earnings Call	07-Aug-2013

In the quarter, GAAP rents were in excess of cash rents by approximately $9 million, including the effect of above and below market leases. For the six -month ended June 30, 2013, GAAP rents were in excess of cash rents by approximately $2.5 million. We have a few leases and have uneven scheduled rent payments whereby rent is paid annually and semi-annually with larger payments being made in the first quarter compared to the remainder of the year.

On page 40 of the supplement, we have included our estimates of both cash and GAAP rents for the remainder of 2013 through 2017 for leases in place at June 30, 2013. We’ve also include same-store NOI data and the weighted average lease term of our portfolio as of June 30, 2013 and 2012. Property operating expenses increased primarily due to the NLS acquisition, plus increased use in occupancy in multi-tenanted properties with base year core structures.

In the second quarter of 2013, we recorded $1.4 million in impairments of properties, $12.8 million in gains on sale of properties and $13 million in net debt satisfaction charges, relating to mortgages repay price maturity offset by gains recognized on mortgages satisfied through properties being transferred by a foreclosure and deed in lieu.

On page 36 of the supplement, we have disclosed selective income statement data for our consolidated but non -wholly-owned properties, and our joint venture investments. We’ve also included net non-cash income and expense recognized in the six months ended June 30, 2013 on page 37 of the supplement.

For the six months ended June 30, 2013, our interest coverage was approximately 3.4 times and net debt to EBITDA was approximately 5.8 times. In 2011 and 2010, Lexington advanced money under a first mortgage loans secured by a property in Schaumburg, Illinois, leased to Career Education Corporation through December 2022 and those were interest at 15% and was scheduled to mature in January 2012, however the borrower defaulted. Lexington ceased recognizing interest income on the loan effective April 1, 2012 and has currently owed $26.2 million on the loan including accrued interest.

We have reserved $4.6 million against this [indiscernible] (13:39) from a GAAP standpoint. So our balance at June 30, 2013 was $21.6 million, and no earnings have been recognized since the first quarter of 2012. We have commenced foreclosure procedures and expect to gain control of the property that's underlying our loan later on this year. We may also be obligated upon foreclosure to fund a tenant improvement allowance of approximately $8.5 million. The lease with the tenant is a net lease and provides recurring annual base rent of approximately $4.2 million and annual GAAP rent of approximately $4.5 million.

Equity in earnings from joint ventures decreased by $10 million, primarily due to our acquisition of our partner's interest in NLS in the third quarter of 2012.

Turning to the balance sheet. We believe our balance sheet is strong and we continue to increase our financial flexibility capacity. We had $94.8 million of cash at quarter end, including cash classified as restricted. Restricted cash balances relate primarily to money held with lenders as escrow deposits on our mortgages.

At quarter end, we had about $1.8 billion of consolidated debt outstanding with a weighted average interest rate of 4.9%, all of which is at fixed rates. We have entered into LIBOR swaps in both the $255 million outstanding on our term loan which matures in 2019 and the $64 million outstanding on our term loan which matures on 2018. The current spread components on our 2019 term loan can range from 1.5% to 2.25% and our current spread is 1.75%. And on the 2018 term loan, the spreads can range from 1.1% to 2.1% and we're currently at 1.35%.

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Lexington Realty Trust (LXP)	Raw Transcript
Q2 2013 Earnings Call	07-Aug-2013

During the quarter ended June 30, 2013, we satisfied $219.4 million in secured mortgage debt with a weighted average interest rate of 6.1%. We also issued $250 million 10-year unsecured bonds at a coupon of 4.25%. Our obtaining investment grade bond rating also allowed us to reduce the spread on our term loans by 35 to 50 basis points and our credit facility by 50 basis points and our credit facility by 60 basis points. Therefore, reducing our interest cost. The significant component of other assets and liabilities are included on page 37 of the supplement.

During the quarter ended June 30, 2013 we paid approximately $2.1 million in lease cost at approximately $13.5 million in tenant improvement. In our press release we have a reconciliation of GAAP net income attributable for Lexington shareholders to company FFO and company FFO to company FAD. For the remainder 2013, we project expected tenant improvement and lease costs to be approximately $20.7 million or $0.09 a share this would bring our total occupancy related expenditures to $53.7 million for the year.

We expect these expenditures to decline considerably next year due to the early extension of post 2013 lease maturities and occupancy days we had in 2013.

Starting on pages 28 through page 32 of the supplement, we disclosed the details of all consolidated mortgages maturing through 2017. We have also included on page 15 of the supplement the funding projections for our four current build-to-suit projects and one forward commitment.

Now, I'll turn the call back over to Will.

T. Wilson Eglin

Thanks, Pat. In summary, we had another great quarter. Occupancy has continued to be strong, and we had made good progress addressing leases expiring in 2014 and 2015. While the increase in interest rate in the second quarter suggests to us the transaction activity should temporarily moderate as buyers and sellers adjust to higher financing costs. Our acquisition pipeline continues to be promising and we believe at companies such as Lexington with access to multiple sources of capital and available capacity are well -positioned to act on opportunities as they arise.

We expect to continue to execute proactively on leasing opportunities in order to maintain high levels of occupancy and address lease rollover risk, realized values on non -core properties and certain fully valued properties with a bias towards reducing our suburban office exposure given improving pricing in this segment, capitalize on refinancing opportunities and finally invest and build -to-suit properties and other accretive investment opportunities.

Today, we affirmed guidance for 2013 company funds from operations as adjusted within a range of $1.01 to $ 1.04 per share, reflecting good growth compared to 2012 and with a less leveraged balance sheet than we had when the year began. Our guidance is forward-looking and reflects comments that we have made on today's call and a diluted share count of roughly 228 million shares which includes 4.2 million shares underlying our 6% convertible guaranteed notes.

We believe our company remains well positioned with an attractive dividend yield and a conservative payout ratio and the opportunity to continue to execute strategies which improve our cash flow, upgrade the quality of our portfolio and provide ongoing value creation for our shareholders.

Operator, I have no further comments at this time so we are ready for you to conduct the question -and-answer portion of the call.

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Lexington Realty Trust (LXP)	Raw Transcript
Q2 2013 Earnings Call	07-Aug-2013

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] And we'll take our first question from Sheila McGrath with Evercore.

Sheila McGrath	Q

Hi, yes. Good morning. Will, I was wondering if you could comment on cap rate trends but more specifically on the wide disparity of cap rates on the transactions that you closed this quarter. I think there was one transaction over 10 and another just over seven.

T. Wilson Eglin	A

Yes. With respect to the cap rates in our transactions, it's typically a function of length of lease and credit and property type. So generally, what you see for longer leases is lower cap rates and for shorter leases on new construction higher cap rates. And that simply reflects that with construction costs fairly high, if you have a short lease, you need more rent to amortize your cost down to sensible residual exposure.

With respect to cap rates in general, the sector has absorbed in second quarter roughly a 100 basis point increase in the 10-year yield on treasuries. That created in our minds during the last 60 days or so a little bit of a slowdown in being able to make transactions work from a buyer and seller standpoint. We think that that process is coming to an end. We're more optimistic, I would say, about our acquisition pipeline this week compared to last week. Maybe it's meant that in some cases, cap rates have moved up 25 basis points or so but it largely depends on the transaction. I still think for very high quality projects, there haven't been that much of a move in cap rates at least in the auction market.

Sheila McGrath	Q

Okay.

A

Most of what we're looking at is sort of in the 7 to 7.5 cap area but in some cases higher.

Sheila McGrath	Q

Okay. And then if you could just give us an update, I know like last quarter, there was commentary about portfolios in the market and we've seen some trade. I'm just wondering your sense of other portfolio transactions on the horizon in your lease?

A

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Lexington Realty Trust (LXP)	Raw Transcript
Q2 2013 Earnings Call	07-Aug-2013

Yes. There has been quite a bit of portfolio activity in the net lease sector this year, probably more than in any other year. So there are I think at least a couple of floating around right now. In our minds, it's better value for us to focus in the build-to-suit area, one of the things describing the portfolio activity in the market is that there is a fairly significant premium associated with portfolio trade. So we're more oriented towards the value that we can generate for shareholders in the build-to-suit market.

Sheila McGrath	Q

Okay, thank you.

Operator: I will now go to David Shamis with Jefferies.

David Shamis	Q

Great. Good morning, guys. You mentioned a few times that the pace of transactions being slower than you expected. Just wondering if we can drill down a little bit into that, is that really a result of less assets being placed in the market or pricing just being a little bit too competitive for some assets? And then lastly, are you seeing any differences between office, industrial and retail with respect to transaction volumes and pricing?

A

I would say that it's a process after interest rates spike as they have for buyers and sellers to rediscover the market where transaction is clear. I don't think that that diminishes that volume of transaction activity but we certainly had a couple of transactions in second quarter that have taken longer to put under contract, simply because right, everybody's financing costs have increased and like I said, buyers and sellers had, I guess, differing expectations.

So I view that as a temporary slowdown and as I said earlier, this week, we're sort of more optimistic about transaction volume over the balance of the year. I think we feel like we've got pretty good visibility on about $250 million of new projects. But I don't think in – it's still, with respect to whether it's office, industrial and retail, I would say it's not much changed compared to a quarter ago.

David Shamis	Q

Great. Thanks. And then, just on the 2.5 million square feet that you leased subsequent to quarter end, what were the leasing spreads on that and where there any significant [ph] TIs (23:27)?

A

No. It's mainly industrial, so there's very, very limited [ph] TI (23:54) and on one of the leases, we actually had a pretty healthy increase in the rent so, that's positive. What we've said about our portfolios that are industrial rents have been pretty much at market or it had below leasing that one case but we still are in the process on office where we've been marking rents down to market.

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Lexington Realty Trust (LXP)	Raw Transcript
Q2 2013 Earnings Call	07-Aug-2013

David Shamis	Q

Okay. Fair enough. And then, Pat, can you give us an update on how many mortgages are pre-payable at this point for the 2014 and 2015 stuff that's come in due?

Patrick Carroll	A

Well, anything in 2015 would be subject to yield maintenance penalties currently.

David Shamis	Q

But everything is pretty payable, it's just with [indiscernible] (24:32)...

A

Yes. You're not locked up from paying, you just have to pay the yield maintenance. So, we pay up all the ones in 2014, we incur those pre-payments now, in 2015, one would be subject to pre-payment, a yield maintenance penalties. We currently monitor that.

David Shamis	Q

So given more of those pre-payment penalties are, do you think it makes sense at this point to prepay those?

A

Not right now. No.

David Shamis	Q

Okay. Great. Thanks a lot, guys.

Operator: We will now go to Craig Mailman with KeyBanc.

Craig Mailman	Q

Hey, guys. Just want to follow up on the commentary on slower transaction. Have you guys tried to re-trade any one and maybe lost a couple of deals in the second quarter or on the offside dispositions, have you guys been re-traded and have a slow dispositions at all?

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Lexington Realty Trust (LXP)	Raw Transcript
Q2 2013 Earnings Call	07-Aug-2013

No. I don't think we've lost a transaction due to re-trading. I think, my outlook for acquisition volume is not diminished. It's just is taking a little bit longer to put some transactions under contract. And on the disposition side, no, re-trading due to the move.

Craig Mailman	Q

Okay. And then I just want to clarify, Will, on your prepared remarks you've talked about the $2.5 million subsequent to quarter end, and then I think you said something about another $2.5 million under negotiations. Did I hear that correctly?

T. Wilson Eglin	A

Yes.

Craig Mailman	Q

Okay. All right, perfect.

A

We're continuing to make steady progress on lease rollover. Obviously what we did in the last four months with the gigantic amount of leasing so that pace should be steady, but slower going forward of the next couple of quarters.

Craig Mailman	Q

Okay. So, a lot of that additional $2.5 million be 14. Are you guys able to go out to 15 at all at this point or is it still kind of limiting?

T. Wilson Eglin	A

Yes, we're working actively on some 15 rollover right now.

Craig Mailman	Q

Okay. All right. And then just lastly on the JPMorgan, I saw you guys did a one year extension in South Carolina, but then it looks like – was the nonrenewal in South Carolina that seem building with JPMorgan?

T. Wilson Eglin	A

Yes.

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Lexington Realty Trust (LXP)	Raw Transcript
Q2 2013 Earnings Call	07-Aug-2013

Craig Mailman	Q

So, what was...

T. Wilson Eglin	A

The lease was scheduled to expire in October. They wanted to contract some space. We found this second time to take up a large portion of the space they want to contract. So they got that second tenant in. We allowed JPMorgan to contract this space a couple of months earlier.

Craig Mailman	Q

Okay. Are you guys expecting that they just give back the rest of the space next October?

T. Wilson Eglin	A

No, it's taken right now. They contract it effective – it's contracted as of June.

Craig Mailman	Q

Okay. So all that's – they were just able to use kind of a tenant proportion of it.

T. Wilson Eglin	A

We found the tenant proportion of the – we also gave back and part of it is still vacant. That's correct.

Craig Mailman	Q

All right. Great. Thank you.

Operator: And we will now go to Anthony Paolone with JPMorgan.

Anthony Paolone	Q

All right, thanks. Are you guys seeing some of the other larger net lease companies being competitive in your product types as some of those have moved outside of there more historical type products?

A

Yes, there are, I think there is more competition in build-to-suit so I think more active market with the economy continuing to grow. But yes, there's a lot of net lease companies in the market now and it's certainly is a deeper market on the competition side.

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Lexington Realty Trust (LXP)	Raw Transcript
Q2 2013 Earnings Call	07-Aug-2013

Anthony Paolone	Q

I mean, so if we look at like your build-to-suit starts with a new activity you announced I mean, it's just two deals but if we won that yield it's – I think 7.6% we came up with – how would that if compared to maybe a couple of years ago and it just seems like it's a little bit lower than sort of 8 to 9 range, your prior deals that you have entered into then. I'm just wondering if you go down a little bit in yield, get a little bit more in lease term or a little more credit quality like do you have like – at what point do you start to pick up just volume like get to do, double that volume or something if you wanted to?

A

Well, we're bidding a lot of transactions right now as I mentioned between sort of 7 and 7.5, if we were to go below 7 we can certainly pick up lots more volume. Two years ago it was probably 8.5% to 9% that reflects market conditions coming out of the financial crisis. But it also reflects the fact that cap rates have come down, the financing costs have come down a lot. Our financing costs have come down very quickly over the last few years. So there's very – there's still very healthy margin, Tony, compared to where we can finance, where we can originate build-to-suits.

But our approach to investing in this space is not just to measure accretion by the spread we can earn, but to also take into account residual value, and obviously, the accretion of any one of these transactions can't be known until residual value is understood. So we tend to be a little bit more conservative than others. I think that's really the driving force behind our volume. If we want it to be more aggressive about residual value underwriting, we could do a lot more business. But we still want to maintain our value where in investment style.

Anthony Paolone	Q

Okay. And then, can you just maybe hit on a few of the larger expirations for the remainder of this year and to next or so, like, Honeywell, Progress, Siemens, some of those and how they might be shaping up?

A

Yes. With respect to this year, let me just get to the lease expiration sheet, I think our prospects for tenant retention at least for part of all of these buildings is fairly high, I would say. The Progress Energy building in Cary, North Carolina, is one that is going to be vacant. We do have some vacant space remaining on the AT&T services building in [ph] Narrowsburg (31:25) because AT&T stayed in that building for a substantial portion.

We do think that Northrop Grumman will stay for 100% occupancy in Pascagoula. Honeywell, we're in negotiations with right now on a three-year extension, but we're not certain about the outcome, but we think they do want to stay in the building for a few years. Next year, we do have some known vacancy coming, I think in Arlington, Texas, the Siemens Building. We feel pretty optimistic that we'll have most of that building leased to a new tenant prior to Siemens moving out.

The Draftfcb Building in Chicago, we think, we can sell for more than the mortgage balance. And then I guess the other sort of fairly sizeable no move out next year is space labs in Washington, and that one we have very high per square foot financing, which is non-recourse, so that's likely to go back to the lender. In Rochester, New York, another big rollover. We think that the tenant there want to stay in a portion of the space and we have, I think, an opportunity to lease a pretty good chunk of the balance to another tenant.

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Lexington Realty Trust (LXP)	Raw Transcript
Q2 2013 Earnings Call	07-Aug-2013

Anthony Paolone	Q

Okay. Thank you, very helpful.

Operator: And we will now go to John Guinee with Stifel.

John Guinee	Q

I think Anthony Paolone asked a great question and so I have no questions. Thank you.

A

Well done, Johnny.

 Operator: And we will now go to Todd Stender with Wells Fargo.

Todd Stender	Q

Just to stay in that theme, you renewed the two Michelin leases already in the third quarter that don't expire until 2015. Can you just share what the leases were renewed at, just one of them was 1 million -plus square feet?

A

Yes. The rents were roughly flat with where they were before and the one in Moody, Alabama was one where we had a pretty decent increase in rental rate.

Todd Stender	Q

Okay, thanks. And what are you marketing for sale right now, any details you can provide in what's currently marketed?

A

Well, we have some of our smaller retail facilities being marketed. We're marketing our multi -tenant property in Richmond, which just had Capital One in that space, that's on the market. So that's consistent with our strategy of trying to monetize multi-tenant assets after they've been leased up. And that building sort of has – sort of 67 % or so loan-to-value mortgage on it so that would also reduce our secured debt. And there's a few other transactions that we're marketing as well.

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Lexington Realty Trust (LXP)	Raw Transcript
Q2 2013 Earnings Call	07-Aug-2013

Todd Stender	Q

The Capital One stuff, what do you think the cap rates will go at and is it going to be aided by having an assumable mortgage on?

A

Well, since we're in sort of the best and final round of negotiating with bidders, we don't want to discuss pricing. But arguably since the mortgage on that building only has a couple of years to run, it's not adding – I don't think it's adding to the value of the building.

Todd Stender	Q

Okay, thanks. Your average lease term is now getting close to eight years, if you just look at the announced build -to-suits that are expected to be completed over the next couple of quarters and then your planned dispositions, what do you think the net lease – what do you think the average lease term will look like call it 12 months from now?

A

Well, we'd certainly – I hope they have it over 8, 12 months from now but some of that – a fair portion of that would be derivative of how much new volume comes online.

Todd Stender	Q

Okay, thank you.

Operator: And we will now go to Dan Donlan with Ladenburg Thalmann.

Dan Donlan	Q

Thank you and good morning. Well, it looks like that the Gander Mountain stuff that you guys sold in the quarter, you also developed that as well in less than a year ago. Can we talk about why you decided to sell them?

A

Sure, I mean, sometimes when we go into build the suite, it's with the intention of seeing whether we can flip the project and make a gain. We like the company, Gander is doing very well, and our plan is to hold on to some Gander Mountain stores that we're building. But we felt like just to maintain the right portfolio allocation and exposure that seeing if we could develop some, and flip them into the market and generate a gain was a sensible course.

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Lexington Realty Trust (LXP)	Raw Transcript
Q2 2013 Earnings Call	07-Aug-2013

Dan Donlan	Q

Okay. And then the office leases, the GAAP rents it looks like they were down 2% or so.

A

2%, yes.

Dan Donlan	Q

I mean, I thought you guys had guided to kind of maybe high single digits, low double digits, and why is this better than you guys expected? Do you think that maybe you were too pessimistic in the past?

A

Well no, I don't think we were too pessimistic I think, what was different about this quarter than many quarters over the last three to five years, is how much 10-year office leases we did. So we sort of – our expectation has been that most tenants would want to stay for five years and when you have 10 years of term you're getting a greater straight line effect from the escalations. So, I think that's probably the biggest difference in why the GAAP spread was as narrow as they were this quarter.

Dan Donlan	Q

Well, I guess, just trying to get out is do you think this is a trend that we should expect or should we maybe continue to expect kind of high-single digit low-double digits on the...

A

I mean, our overall expectation really isn't materially different than it was a quarter ago. I think the results this quarter reflect the assets that we did renewals on and unfortunately it's hard to say there's a trend. Just because every asset is different and every quarter the composition of renewals is different as well.

We did more leasing in the last 120 days than we thought we would if you asked me six months ago. So we’ve now arguably done more leases and more lease renewals than we thought we would achieve in the course of the whole year. So from the standpoint of early renewals and addressing rollover and extending term we're doing quite well. But in suburban office we still, it's still in our mind, a slug into 2015 with respect to receding rents.

Dan Donlan	Q

Okay. Understood. And then just going back to some of the other questions on the lease expirations. I don't know if you have this kind of detail but at the end of the quarter through 2015 and 18% of your GAAP rents expire. When you include the stuff that you've already closed on, closed the quarter, how much of that stuff affected 2013, 2014 and 2015? Is that number close to 16%, 15% or?

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Lexington Realty Trust (LXP)	Raw Transcript
Q2 2013 Earnings Call	07-Aug-2013

A

Well, the lease that we extended subsequent to quarter end were 2015 and–two 2015 and one 2014 renewals. The 2014 we pushed out, I believe, four years and the 2015 we have pushed out, I believe, in 2016 and 2017. So, I mean, it flips and the rents were relatively flat with the exception of the, as Will said, the Moody's rent which is a 2014 lease. So, it will push it out a little bit but it will still be within – in certain cases, it's still within through 2017.

Dan Donlan	Q

Okay. And just out of curiosity, how come you can extend it out for longer than a couple of years in some of these cases?

A

Well, the Moody's was four years and it just comes down to market and what the tenants willing to do.

Dan Donlan	Q

Okay. And then, the CapEx you said $53.7 million for the year. That's up versus $42 million and that's just a function of basically what you just talked about, just a lot more than that.

A

In essence, it's pushing 2014 CapEx into [ph] TI (40:24) and leasing cost into 2013 because of the additional extensions we’ve gotten into.

Dan Donlan	Q

Okay. And then, lastly, well, given your comments on kind of the timing of acquisitions and there being kind of a brief pause here. Your guidance didn't change, but did you feel like because of that, maybe we should be thinking more towards the lower end or do you still find it with the kind of the range that you've given thus far?

A

Well, we feel fine with the range we’ve given obviously, but there has been a little bit of a drag. But not anything that's, I don't know, overly meaningful, I guess.

Dan Donlan	Q

Okay. All right. Thank you.

Operator: And we'll take our next question from Jamie Feldman with Bank of America Merrill Lynch.

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Lexington Realty Trust (LXP)	Raw Transcript
Q2 2013 Earnings Call	07-Aug-2013

Jamie Feldman	Q

Great. Thanks. I guess, first, thinking about some of the leasing activity in the quarter and after the quarter. Are you seeing any change just in some of the regions or kind of what's the pickup in leasing activity telling you about maybe how the economy is fairing in some of these markets over the past couple of quarters?

A

Well, we haven't had enough renewal activity in any one market, I think, to be able to draw any conclusion about specific markets. I definitely think that the economy is fine. It's not a fast growing economy but the fact that we could do so many 10-year renewals on office buildings compared to six months ago or a year ago or two years ago, I think, is heartening and does mean there our tenants in many cases have greater confidence and greater visibility on their need for our properties. So, I thought from that standpoint, it was a real positive.

Jamie Feldman	Q

And then what kind of rents on [indiscernible] (42:21) are you getting?

A

We're usually getting 2% a year in most renewals. In the BofA lease we got 2.75%, but it's mainly a 2% escalator.

Jamie Feldman	Q

Okay. And then going back to your comment before on your maintaining margins or lease margins that are coming down as much as cap rates, can you talk a little bit more about that, like how do you guys – what do you think is your current cost to capital versus where you can put money to work and what was it historically?

A

Well, I guess our 10-year financing is probably in the sort of 4.75 range today. I guess, historically, one question is how far back do you want to go. I mean, we've seen, I would say, the margin in sort of 2006, 2007 might have been 150 basis points versus in many cases, now start to 250 today which is still healthy. I've worked long enough to remember when leverage was negative earlier in my career. So it's still, I think a pretty healthy margin, you just have the big things that you've got to be careful about is using an expense of financing to pay too high price per foot. I think that's still the main governor on our acquisition activity.

Jamie Feldman	Q

Okay. And I'm sorry if I miss it did you say what your current pipeline looks like now for both to build-to-suit and acquisitions?

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Lexington Realty Trust (LXP)	Raw Transcript
Q2 2013 Earnings Call	07-Aug-2013

A

Well, we specified what's real in other words what's under contract and what's being funded and I'd say we've got pretty good visibility on adding another $250 million to the pipeline between now and year end.

Jamie Feldman	Q

And that would be build-to-suit and acquisition?

A

That would be build-to-suit and acquisition but still predominantly build-to-suit.

Jamie Feldman	Q

Okay. And then thinking about your same store, I think you were down 2.5% in the first half?

A

Yes.

Jamie Feldman	Q

Based on some of the comments you made about move outs what do you guys think you end up for the full year or at least where do you think maybe year-end occupancy ends based on what you know is moving out?

A

I think when we look at projecting going out roughly 2.5 is a decline is where we expect and we would expect by year end occupancy to remain relatively flat as more it is today.

Jamie Feldman	Q

Okay. All right. Great. Thank you.

A

Okay. Thanks.

Operator: And that concludes today's question-and-answer session. Mr. Eglin, I would like to turn the conference back to you for any additional or closing remarks.

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Lexington Realty Trust (LXP)	Raw Transcript
Q2 2013 Earnings Call	07-Aug-2013

T. Wilson Eglin

Well, again, thank you for joining us this morning. We're very excited about our prospects for the balance of this year and beyond and as always, we appreciate your participation and support.

If you would like to receive our quarterly supplemental package, please contact Gabriela Reyes or you can find additional information on the company on our website at www.lxp.com. In addition, you may contact me or the other members of the senior management with any questions. Thanks again.

Operator: Ladies and gentlemen, this concludes today's conference. We thank you for your participation.

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